                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  December 14, 1995



                                 TOM BROWN, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                         ------------------------------
                                (State or other
                         jurisdiction of incorporation)


      0-3880                                                     95-1949781
-------------------                                           ---------------
 (Commission file                                              (IRS employer
     number)                                                   identification
                                                                   number)


            508 West Wall, Suite 500, Midland, Texas         79701
            ---------------------------------------------------------
            (Address of principal executive offices)       (Zip code)


                                 (915) 682-9715
              ---------------------------------------------------
              (Registrant's telephone number including area code)


         -------------------------------------------------------------
         (Former name or former address, if changed since last report)
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Item 5.  Other Events.

         On December 14, 1995, Tom Brown, Inc. and KN Energy, Inc. jointly issued the following press release:




         KN ENERGY AND TOM BROWN, INC. ANNOUNCE NEW JOINT TRANSACTIONS

LAKEWOOD, CO / MIDLAND, TX - KN Energy, Inc. (NYSE - KNE) and Tom Brown, Inc. (NASDAQ - TMBR) today jointly announced the execution of a letter of intent providing for the merger of KN Energy's wholly-owned gas and oil subsidiary, KN Production Company (KNPC), into Tom Brown and the formation of a new gas services company.

The merger will be structured as an exchange of 0.9 million shares of Tom Brown common stock and 1.0 million shares of new convertible preferred stock of Tom Brown for all of the common shares of KNPC. The transaction will be treated as a tax-free reorganization and will be accounted for under the purchase method. Upon closing, Tom Brown's Board of Directors will be increased from seven to nine members, with two directors designated by KN Energy.

The new company will be created to provide gathering, processing, marketing, storage and field services to Rocky Mountain gas and oil producers and others. It will also pursue the construction or acquisition of gathering, processing and storage assets in areas of the Rocky Mountain region where KNPC or Tom Brown currently own reserves. These areas will include portions of the Wind River Basin in central Wyoming and gas producing areas in western Colorado and southwestern Wyoming. The new company will be jointly owned by KN Energy (55 percent) and Tom Brown (45 percent). KN Energy will serve as operator of the new venture, and the two companies will have equal representation on the managing operating committee.

Under the new venture, Tom Brown will dedicate significant amounts of its Rocky Mountain gas production to the new company for gathering, processing and marketing. KN Energy will contribute substantial gas marketing contracts and storage assets in western Colorado. The combined reserves initially dedicated to this new company for marketing are approximately 180 billion cubic feet equivalent (Bcfe).

At July 1, 1995, KNPC had proved reserves of approximately 45 Bcfe of gas equivalent located primarily in the Piceance Basin of western Colorado and in the Moxa Arch area of southwestern Wyoming. KNPC's proved reserves are about 90 percent gas and are 80 percent developed. KNPC also holds approximately 170,000 net undeveloped leasehold and mineral acres on which it has identified an inventory of low-risk drilling prospects.





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"This is a significant strategic alliance for KN in the Rocky Mountain region with a premier low-cost producer," said Larry D. Hall, President and Chief Executive Officer of KN Energy. "This alliance advances KN Energy's strategy by leveraging our existing reserves into greater opportunity through additional gathering, processing, marketing, field services and storage." Hall added:
"As a result of the formation of this new company, KN Energy will immediately gain access to almost 180 Bcfe in reserves and 648,000 acres of undeveloped acreage. The combination of a producer and an integrated gas company as owners, puts us in a unique position to provide gas services immediately to a broader range of markets all along the gas value chain in an increasingly competitive marketplace."

"It is an exciting opportunity to join with the innovative and exceptional leadership of KN Energy in a joint venture that will benefit both companies," said Don Evans, Chairman and Chief Executive Officer of Tom Brown, Inc. "KNPC provides us with steady cash flow and development drilling opportunities adjacent to existing producing fields. These properties complement our Wind River Basin activity and maintain our primary objective of staying focused in the Rocky Mountain region."

The convertible preferred stock will have a liquidation value of $25.00 per share and a coupon of 7.0%, and each preferred share will be convertible into
1.6660 shares of common stock of Tom Brown. KN Energy will have customary registration rights for the shares it receives.

Consummation of the merger and the formation of the new company are expected to be contemporaneous and are conditioned on the execution of definitive documentation, certain regulatory approvals and other customary terms and conditions. Closing is anticipated to occur within the next sixty days.

KN Energy is a natural gas services company and has operations in eight states. The services provided include gas gathering, processing, marketing, storage, transportation and retail gas distribution services. KN Energy has annual sales exceeding $1 billion and assets of approximately $1.2 billion.

Tom Brown, Inc. is an independent energy company engaged in the domestic exploration for, and the acquisition, development, production and sale of, natural gas and crude oil. As of December 31, 1994, the Company's natural gas reserves were approximately 180 Bcf and its oil reserves were approximately 4.5 MMBbls. Tom Brown, Inc. recently announced it intends to acquire substantially all the assets of Presidio Oil Co.

                                    - END -

Release Date:  Immediate Release - December 14, 1995
Contacts:      KN Energy, Inc. - Karla Kimrey - (303) 763-3489
               Tom Brown, Inc. - Donald L. Evans - (915) 682-9715





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                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  December 19, 1995
                                      TOM BROWN, INC.


                                      By: /s/ R. KIM HARRIS
                                         -------------------------------
                                          R. Kim Harris, Controller and
                                            Principal Financial Officer











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